SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Mutual Release ("Agreement") is entered into as of the __ day of August, 2020, by and between LazyDRanch Slick, LLC an Oklahoma limited liability company ("LazyDRanch") and Petrolia Energy Corporation, a Texas corporation ("Petrolia"). LazyDRanch and Petrolia are collectively referred to herein as the "Parties."

WHEREAS, LazyDRanch has presented claims and made demand on Petrolia (collectively "the Claims") to pay for the plugging of certain oil and gas wells, removal of pipelines, flowlines, and other oilfield related equipment, and perform surface restoration and remediation work in accordance and compliance with the rules and regulations of the Oklahoma Corporation Commission ("OCC") on lands legally described as the Southwest Quarter (SW/4) of Section Nine (9), Township Fifteen (15) North, Range Ten (10) East in Creek County, State of Oklahoma (the "Property");

WHEREAS, Petrolia denies liability or responsibility for the Claims;

WHEREAS, the Parties have reached an agreement to resolve and dispose of all of their potential claims and disputes and have mutually drafted this Agreement to evidence the terms of such compromise and settlement;

NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. **Payment by Petrolia.** Petrolia will make payments totaling $ $75,000.00 to LazyDRanch as follows:

a. $30,000.00 payable upon settlement and dismissal of the lawsuit and release of any corresponding judgments associated with this case.

b. $30,000.00 payable within 45 days of dismissal of the lawsuit.

c. $15,000.00 payable within 180 days of the date of dismissal of the lawsuit.

Payment shall be made via check payable to Moyers Martin, LLP and delivered to Moyers Martin, LLP.

2. **Removal or Non-Use of the Property from the Slick Unit Dutcher Sand West Unit ("SUDS Unit") by Petrolia.** Petrolia will use best efforts to obtain a final, un-appealable order from the OCC removing the Property from the SUDS Unit by filing the necessary proceeding before the OCC within 45 days from the execution of this Agreement. The Parties acknowledge there is no guarantee that the OCC will remove the Property from the SUDS Unit, and that Petrolia cannot guarantee or warrant the removal of the Property. Should the OCC deny Petrolia's request to remove the Property from the SUDS Unit, Petrolia agrees to enter into a mutually acceptable Surface Non-use

Agreement with LazyDRanch.

3. **Surface Restoration and Remediation.** Petrolia will, at its own cost and expense:

a) Within 60 days from execution of this Agreement, begin work to plug and abandon the four (4) wells on the Property pursuant to the OCC's rules, regulations, and guidance and continue work with reasonable diligence to completion, plugging at least one (1) well per quarter.

b) Test/Remediate/Re-seed soils at well locations up to 15' from wellbore, in accordance with OCC rules, regulations, and guidance.

c) Landfarm any additional remediation related to well location (within 15' from well) in accordance with OCC rules, regulations, and guidance.

d) Remove all oilfield related surface equipment, to include steel posts, pipe above ground, tanks, pumping units, active pipe, electrical lines, and the transformer bank on the Property. The Parties agree the electrical poles will remain for LazyDRanch to remove once electrical lines are removed.

e) Perform surface restoration and remediation at locations with hydrocarbon and brine soil impacts (within 15' from well) in accordance with OCC rules, regulations, and guidance.

f) Flush, pickle, and cap all preexisting transportation flow lines (below plow depth or 48") in accordance with OCC rules, regulations, and guidance.

All work shall be completed within 24 months from the execution of this Agreement. All work shall be in conformance with OCC regulations.

The parties hereby agree that Petrolia agrees to remediate the property in the maximum amount of $200,000.00. This amount does not include the costs for plugging the four (4) Wells on the Property in accordance with OCC rules, regulations, and guidance. Upon written request, Petrolia agrees to provide LazyDRanch with a current accounting of costs incurred to remediate the property.

4. **Release by LazyDRanch.** LazyDRanch shall release any and all judgments obtained in Case No. CJ-2019-144, Creek County, State of Oklahoma and dismiss that action with prejudice within 5 business days from the execution of this Agreement.

The release of any and all judgments obtained in Case No. CJ-2019-144, Creek County, State of Oklahoma, in no way acts to release or diminish LazyDRanch's potential claims or its ability to maintain an action against Petrolia for breaching this Settlement Agreement. LazyDRanch expressly reserves all claims and rights against Petrolia for breach of this Settlement Agreement.

Further, the Parties agree this Paragraph No. 4 shall be admissible as evidence of the reservation described herein.

5. **No Amendments Except in Writing.** This Agreement may not be modified orally. Rather, it may only be modified in a writing signed by an authorized representative for each Party.

6. **Entire Agreement.** This Agreement constitutes the complete understandings and agreement of the Parties and supersedes all prior and contemporaneous negotiations, representations, agreements, and understandings. No change, modification, or termination of any of the provisions of this Agreement shall be effective unless set forth in a written instrument that is signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Parties, their administrators, executors, personal representatives, heirs, successors and assigns. The Parties acknowledge that neither they nor their agents or their attorneys have made any promises, representations or warranties whatsoever, express or implied, not contained herein, and they acknowledge that they have not executed this instrument in reliance on any such promise, representation, or warranty.

7. **Authority.** The Parties warrant that each of the respective signatories to this Agreement has the respective authority to execute this Agreement, to release and compromise any potential litigation released and/or compromised by this Agreement, to make all warranties and representations contained herein on behalf of each of the parties hereto, and to bind each of the parties hereto to all obligations contained herein.

8. **No Liability Admitted.** It is expressly understood and agreed that the payment and acceptance of the consideration exchanged by the Parties is in full accord and satisfaction of disputed claims. Each Party recognizes and acknowledges that no Party to this Agreement admits any liability, wrongdoing, or fault, but to the contrary, expressly denies the same. This Agreement is entered to resolve, settle and compromise the matters in dispute between the Parties and to avoid the cost, expense, uncertainty, and effort of protracted and disputed litigation.

9. **Law Governing.** The laws of the State of Oklahoma shall govern the validity, construction, interpretation, and effect of this Agreement.

10. **Counterparts.** This Agreement may be executed in counterparts and each such counterpart shall be fully enforceable. A facsimile copy or scanned copy of an original signature shall, likewise, be fully enforceable.

IN WITNESS WHEREOF, the Parties having read and understood this Agreement have executed this Agreement as indicated below.

[SIGNATURE PAGE FOLLOWS]

LAZYDRANCH SLICK, LLC

By: Matt McDonald
Title: Managing Member

PETROLIA ENERGY CORPORATION

By: Zel C. Khan
Title: CEO & President